Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Jamf Holding Corp. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2022, with respect to the consolidated financial statements of Jamf Holding Corp., and the effectiveness of internal control over financial reporting of Jamf Holding Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 24, 2022